    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1999
                                               REGISTRATION NO. 333- __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              INNKEEPERS USA TRUST
             (Exact name of registrant as specified in its charter)

                         ------------------------------

           MARYLAND                                        65-0503831
 (State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                         Identification No.)


                                                       MARK A. MURPHY
                                               GENERAL COUNSEL AND SECRETARY
                                                    INNKEEPERS USA TRUST
        306 ROYAL POINCIANA WAY                    306 ROYAL POINCIANA WAY
       PALM BEACH, FLORIDA 33480                  PALM BEACH, FLORIDA 33480
            (561) 835-1800                             (561) 835-1800
(Address, including zip code, and telephone  (Name, address, including zip code,
     number, including area code, of          and telephone, number, including
registrant's principal executive offices)     area code, of agent for service)

                         ------------------------------
                                    Copy to:

                              DAVID C. WRIGHT, ESQ.
                                HUNTON & WILLIAMS
                          RIVERFRONT PLAZA, EAST TOWER
                              951 EAST BYRD STREET
                          RICHMOND, VIRGINIA 23219-4074
                                 (804) 788-8200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

         IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING
BOX: [ ]

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [X]

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 426(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [ ]

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434 UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX: [ ]


----------------------------------------------------------------------------------------------------------
    Title of Each                                   Proposed             Proposed
      Class of           Aggregate Amount To        Maximum              Maximum               Amount of
    Securities To            Be Registered       Offering Price          Aggregate            Registration
    Be Registered                                  Per Unit (1)        Offering Price (1)         Fee(1)
----------------------------------------------------------------------------------------------------------
   Common Shares,               218,307             $7.875               $1,719,168              $453.86
   $.01 par value
----------------------------------------------------------------------------------------------------------


         (1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.



                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 1999

PRELIMINARY PROSPECTUS

                                 218,307 SHARES
                              INNKEEPERS USA TRUST
                                  COMMON SHARES

                          ---------------------------


           Our common shares trade on the New York Stock Exchange under the symbol "KPA".

         Our wholly-owned subsidiary is the general partner of Innkeepers USA Limited Partnership. Innkeepers USA Limited Partnership issued 218,307 units of limited partnership interest to certain sellers of hotel properties. The unitholders have the option of redeeming all or a portion of those partnership units. When a unitholder redeems units, we determine whether to redeem the units for cash or in exchange for our common shares. If we choose to acquire those units in exchange for common shares rather than cash, then the unitholder will receive one of our common shares for each unit redeemed. This prospectus relates to the issuance of 60,794 common shares to certain of these sellers in connection with a redemption of units and to resales of 157,513 common shares by one of the sellers who is a trustee of our company.

         Shares resold under this prospectus may be offered and sold from time to time in open-market or privately-negotiated transactions that may involve underwriters, brokers or dealers.

         We will not receive any of the cash proceeds from the issuance or sale of the shares covered by this prospectus, and the registration of the shares does not necessarily mean that any of them will be issued by us, or offered or sold by a shareholder.

         In part so that we can continue to qualify as a "real estate investment trust" under the federal income tax laws, our Declaration of Trust generally does not permit anyone to own more than 9.8% of our outstanding common shares. This limitation and other limits on who can own our common shares are described in this prospectus under "Restrictions on Ownership and Transfer."

                         ------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ------------------------------

              The date of this prospectus is December _____, 1999.

                                TABLE OF CONTENTS



A WARNING ABOUT FORWARD-LOOKING STATEMENTS.................................2

SECURITIES TO BE OFFERED...................................................3

DESCRIPTION OF CAPITAL SHARES..............................................3-4

RESTRICTIONS ON OWNERSHIP AND TRANSFER.....................................4

REDEMPTION OF UNITS........................................................4-7

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES.........................8-17

FEDERAL INCOME TAX CONSIDERATIONS.........................................18-40

PLAN OF DISTRIBUTION......................................................42

EXPERTS...................................................................43

LEGAL MATTERS.............................................................43

WHERE YOU CAN FIND MORE INFORMATION.......................................43-44


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents incorporated by reference, may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Of course, these expectations may not be met in important ways for a variety of reasons. We have described these reasons in our most recent Annual Report on Form 10-K under the heading "Risk Factors" and the other reports we file with the SEC, and you should review them before you make any investment decision. We are not required to update any forward-looking statements we make and we may not make any updates.

                              INNKEEPERS USA TRUST

         Innkeepers USA Trust (the "Company") is a self-managed, self-advised real estate investment trust ("REIT") that owns hotel properties. We generally do business through Innkeepers USA Limited Partnership (the "Partnership"), of which a wholly-owned subsidiary of the Company is the sole general partner and owned an approximate 85% interest as of September 30, 1999, and various other subsidiaries. The Company currently owns 67 hotels containing an aggregate of 8,138 rooms and suites located in 23 states. The hotels include (i) 51 upscale and one mid-priced extended-stay hotels, including 44 Residence Inn hotels, six Summerfield Suites hotels, one Sunrise Suites hotel and one TownePlace Suites by Marriott hotel, and (ii) one upscale and 14 mid-priced limited service hotels, including 12 Hampton Inn hotels, one Comfort Inn hotel, one Holiday Inn Express hotel and one Courtyard by Marriott hotel.

         The Company has a strategy of using multiple lessees and hotel management companies for its hotels. The Company leases 60 of the hotels to Innkeepers Hospitality, Inc. and its affiliates (collectively, the "IH Lessee"), and leases the six Summerfield Suites hotels and one Sunrise Suites hotel (collectively, the "Summerfield Hotels") to affiliates of Wyndham International, Inc. (the "Summerfield Lessee" and, together with the IH Lessee, the "Lessees") under percentage leases. The percentage leases allow the Company to participate in revenue from its hotels by providing for the payment of rent based on percentages of room revenues. The IH Lessee has entered into management contracts with a subsidiaries of Marriott International, Inc., to manage 27 of the Residence Inn hotels. The Summerfield Lessee has entered into management contracts with its affiliate to manage the seven Summerfield Hotels.

         Jeffrey H. Fisher is the majority shareholder and Frederic M. Shaw is the other shareholder of the IH Lessee. Mr. Fisher is the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Shaw is the Executive Vice President and Chief Operating Officer of the Company. Rolf E. Ruhfus, a trustee of the Company, serves on the Board of Directors of Wyndham International, Inc. and serves as the non-executive chairman of Wyndham's all-suites division.

         We are a Maryland real estate investment trust. Our executive offices are located at 306 Royal Poinciana Way, Palm Beach, Florida 33480, and our telephone number is (561) 835-1800. Our common shares are traded under the New York Stock Exchange ("NYSE") under the symbol

"KPA" and our Series A Cumulative Convertible Preferred Shares are traded on the NYSE under the symbol KPA pa.

                            SECURITIES TO BE OFFERED

         This prospectus relates to (i) the possible issuance by the Company of up to 60,794 of our common shares if, and to the extent that, certain current limited partners of the Partnership tender units of limited partnership interest in the Partnership ("Units") for redemption and the Company acquires the Units in exchange for common shares and (ii) the offer and sale from time to time of up to 157,513 common shares that may be issued to one of our limited partners - Rolf E. Ruhfus - if and when he tenders Units for redemption. The Partnership issued 157,513 Units beneficially owned by Mr. Ruhfus in connection with the acquisition of the Summerfield Hotels and 60,794 Units in connection with the acquisition of its TownePlace Suites by Marriott hotel in Horsham, Pennsylvania.

                          DESCRIPTION OF CAPITAL SHARES

         Innkeepers USA Trust is authorized to issue 100,000,000 common shares of beneficial interest, par value $.01 per share, and 20,000,000 preferred shares of beneficial interest, $.01 par value per share. As of September 30, 1999, there were 34,676,586 common shares outstanding and 4,630,000 Series A Cumulative Convertible Preferred Shares outstanding. The following is only a summary of some of the rights of shareholders that might be important to you. You should refer to our Declaration of Trust and Bylaws for a complete statement of your rights as a shareholder. Both the Declaration of Trust and the Bylaws are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

         COMMON SHARES. As a holder of common shares, you will have one vote per share on all matters voted on by shareholders, including elections of trustees. The Declaration of Trust does not provide for cumulative voting in the election of trustees or for preemptive rights to acquire new shares issued by the Company. Common shareholders will receive dividends if the Board declares them out of available funds, after payment of or provision for full cumulative dividends on and any required redemptions of preferred shares then-outstanding. In the event of any liquidation or dissolution of the Company, holders of common shares are entitled to share ratably in the distributable assets of the Company remaining after satisfaction of the prior preferential rights of the preferred shares and all other debts and liabilities of the Company.

         PREFERRED SHARES. Under the Declaration of Trust, the Board of Trustees is authorized, without further stockholder action, to issue up to 20,000,000 preferred shares. The Board may issue preferred shares in series, with different preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions. The Company has issued 4,630,000 Preferred Shares as 8.625% Series A Cumulative Convertible Preferred Shares. Each Series A Preferred Share is convertible into 1.4811 common shares at any time and, therefore, the Company has reserved 6,857,493 common shares for issuance upon conversion. The Series A Preferred Shares may be redeemed by the Company after May 18, 2003 and have no stated maturity or sinking fund requirements. Each Series A Preferred Share has a liquidation preference of $25 and is entitled to annual dividends equal to the greater of (i) $2.15624 ($0.53906 payable quarterly) or (ii) the cash dividend paid or payable on the number of common shares into which a Series A Preferred Share is then convertible. The Series A Preferred Shares are described in more detail in the Company's registration statement on Form 8-A, which was filed with the SEC on September 4, 1998.

         The Transfer Agent for the common shares and the Series A Preferred Shares is Harris Trust and Savings Bank, Chicago, Illinois.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

         In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities) during the last half of any taxable year. Furthermore, if any shareholder or group of shareholders of a Lessee owns, actually or constructively, 10% or more of the shares of beneficial interest of the Company, such Lessee could become a related-party tenant of the Company, which likely would result in loss of REIT status for the Company. The Company's Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Internal Revenue Code) of more than 9.8% of the number of outstanding shares of each class of shares of beneficial interest the Company (the "Ownership Limitation"). Generally, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Any transfer of shares of beneficial interest that would violate the Ownership Limitation will be void, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated "shares-in-trust." Further, the Company shall be deemed to have been offered shares-in-trust for purchase at the lesser of (i) the market price (as defined in the Declaration of Trust) on the date the Company accepts the offer or (ii) the price per share in the transaction that created such shares-in-trust (or in certain other cases specified in the Declaration of Trust, such as a gift, the market price on the date of such event). Therefore, the record holder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption. The Board of Trustees may grant an exemption from the Ownership Limitation to any person so requesting, so long as
(a) the Board has determined that such exemption will not result in the Company being "closely held" within the meaning of the federal income tax laws, and (b) such person provides to the Board such representations and undertakings as the Board may require.

                               REDEMPTION OF UNITS

         Each limited partner may, subject to certain limitations, require that the Partnership redeem all or a portion of his Units at any time after a specified period following the date he acquired the Units, by delivering a redemption notice to the Partnership. When a limited partner redeems his Units, the Partnership or the Company can choose to exchange the Units for either:

(1) a number of Common Shares equal to the number of Units redeemed (subject to certain adjustments), or

(2) cash in an amount equal to the market value of the number of common shares he would have received pursuant to clause (1) above.

         To determine the amount of cash that the Partnership will pay under clause (2), the Partnership will assume that the market value of the common shares is equal to the average of the closing trading prices of the common shares on the NYSE for a specified number of consecutive trading days (typically, ten) before the day on which the redemption notice was received by the Company. The limited partner will not receive common shares for his Units if the issuance of common shares to him would:

- result in any person owning, directly or indirectly, common shares in excess of the Ownership Limitation,

- result in common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution),

- result in the Company being "closely held" within the meaning of the federal income tax laws,

- cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of federal income tax laws, or

- cause the acquisition of common shares by the redeeming limited partner to be "integrated" with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act, as amended.

         Instead of the Partnership redeeming the Units, the Company may, in its sole discretion, elect to purchase the Units directly from the limited partner for either common shares or cash, as described above. The Company anticipates that it generally will elect to exchange the Units for common shares. After a limited partner redeems Units, he will no longer have a right to receive distributions with respect to those Units.

TAX CONSEQUENCES OF REDEMPTION

         THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A LIMITED PARTNER WHO EXERCISES HIS RIGHT TO REQUIRE THE REDEMPTION OF HIS UNITS. EACH LIMITED PARTNER SHOULD CONSULT HIS OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE REDEMPTION AND OWNERSHIP OF HIS UNITS, OF THE OWNERSHIP AND SALE OF THE COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH REDEMPTION, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         Tax Treatment of Redemption of Units. If the Company assumes and performs the redemption obligation, the redemption will be treated by the Company, the Partnership, and the redeeming limited partner as a sale of Units by the limited partner to the Company at the time of the redemption. The sale will be fully taxable to the redeeming limited partner. The redeeming limited partner will be treated as realizing for tax purposes an amount equal to the sum of (1) the cash or the value of the common shares received in connection with the redemption plus (2) the amount of any liabilities of the Partnership that are allocable to the redeemed Units at the time of the redemption (the "amount realized").

         If the Company does not elect to assume the obligation to redeem a limited partner's Units and the Partnership instead redeems such Units for cash or common shares that the Company contributes to the Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units in a fully taxable transaction, although the matter is not free from doubt. In that event, the amount realized by the redeeming partner would be determined in the same manner as in the preceding paragraph. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If the Partnership chooses to redeem a limited partner's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Partnership redeems less than all of the Units held by a limited partner, the limited partner would not be permitted to recognize any loss occurring on the transaction. In addition, the limited partner would recognize taxable gain only to the extent that the cash, plus the amount of any liabilities of the Partnership allocable to the redeemed units, exceeded the limited partner's adjusted basis in all of his Units immediately before the redemption.

         Tax Treatment of Disposition of Units by Limited Partner Generally. If a Unit is redeemed in a manner that is treated as a sale of the Unit, or a limited partner otherwise disposes of a Unit, other than in a transaction that is treated as a redemption for tax purposes, the gain or loss recognized upon such sale or disposition will be equal to the excess of the amount realized for tax purposes over the adjusted tax basis in such Unit. See "-- Basis of Units." To the extent that the amount realized exceeds the limited partner's basis in the Unit disposed of, the limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (e.g., common shares) received upon such disposition.

         Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as capital gain. To the extent, however, that the amount realized upon the sale of a Unit that is attributable to a limited partner's share of "unrealized receivables" (as defined in the federal income tax laws) of the Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

         Basis of Units. A limited partner's tax basis in his Units will be determined as follows:

         - In general, a limited partner who was deemed to have received his Units upon the liquidation of a partnership will have an initial tax basis in his Units equal to his basis in his partnership interest at the time of such liquidation.

         - In general, a limited partner who contributed a partnership interest or other property to the Partnership in exchange for Units will have an initial tax basis in the Units equal to his basis in the contributed partnership interest or other property.

         - A limited partner's initial tax basis in his Units generally is increased by (1) his share of the Partnership's taxable income and (2) increases in his share of the Partnership's liabilities, including any increase occurring in connection with the transactions resulting in the issuance of the Units. Generally, such limited partner's basis in his Units is decreased, but not below zero, by (1) his share of distributions from the Partnership, (2) decreases in his share of the Partnership's liabilities, including any decrease occurring in connection with the transactions resulting in the issuance of the Units, (3) his share of the Partnership's losses, and (4) his share of nondeductible expenditures of the Partnership that are not chargeable to capital, such as organization and syndication expenses.

         Potential Application of Disguised Sale Rules to a Redemption of Units. There is a risk that a redemption of Units may cause the limited partner's original transfer of property to the Partnership in exchange for Units to be treated as a "disguised sale" of property. The disguised sale rules of the federal income tax laws generally provide that, unless an exception is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. In the absence of an applicable exception, if a partnership transfers money or other consideration to a partner within two years of the partner's contribution of property to the partnership, the transactions will be, when viewed together, presumed to be a sale of the contributed property unless the facts and circumstances clearly establish otherwise. If two years have passed between the partnership's transfer of money or other consideration to the partner and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

         Accordingly, if a Unit is redeemed by the Partnership, the Internal Revenue Service could contend that the disguised sale rules apply because the redeeming limited partner will receive cash or common shares subsequent to his previous contribution of property to the Partnership. If the Internal Revenue Service were to make such an assertion, the transactions in connection with the issuance of the Units themselves could be taxable as a disguised sale. Any gain recognized thereby may be eligible for installment reporting under the federal income tax laws, subject to limitations.

               COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

         Generally, the nature of an investment in common shares of the Company is substantially equivalent economically to an investment in Units in the Partnership. Since the Partnership makes distributions to its partners on a per Unit basis and the Company, through its wholly-owned subsidiary, owns one Unit for each outstanding common share, a holder of a common share generally receives the same distribution that a holder of a Unit receives. In addition, shareholders and Unit holders (i.e. limited partners of the Partnership) generally share in the risks and rewards of ownership in the enterprise being conducted by the Company (through the Partnership and its subsidiaries). However, there are some differences between ownership of Units and ownership of Common Shares, some of which may be material to investors.

         The information below highlights a number of the significant differences between the Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of Units and common shares, respectively. These comparisons are intended to assist Limited Partners of the Partnership in understanding how their investment will be changed if their Units are redeemed for common shares. This discussion is summary in nature and does not constitute a complete discussion of these matters. Holders of Units should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about the Company.

         Form of Organization and Assets Owned. The Partnership is organized as a Virginia limited partnership. The Company is organized as a Maryland REIT. The Company elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1994 and intends to maintain its qualification as a REIT. The Company owns an interest in its hotels through the approximately 85% ownership interest in the Partnership held by its wholly-owned subsidiary (the "General Partner"). The Partnership and its subsidiary partnerships generally own the hotels in fee simple.

         Length of Investment. The Partnership has a stated termination date of December 31, 2050, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

         Additional Equity. The Partnership is authorized to issue Units and other partnership interests to the partners or to other persons for such consideration and on such terms and conditions as the General Partner, in its sole discretion, may deem appropriate. In addition, the General Partner may cause the Partnership to issue additional Units to the General Partner, or other partnership interests in one or more different series or classes which may be senior to the Units, in conjunction with the offering of securities of the Company having substantially similar rights, for which the General Partner shall make a capital contribution to the Partnership in an amount equal to the proceeds of such offering. Consideration for additional partnership interests may be cash or other property or other assets permitted by Virginia law.

         Under the Declaration of Trust, the total number of shares of all classes that the Company has the authority to issue is 120,000,000, consisting of 100,000,000 common shares and 20,000,000 preferred shares. As long as the Partnership is in existence, all equity capital raised by the Company will be contributed to the Partnership, through the General Partner, in exchange for Units or other interests in the Partnership.

         Borrowing Policies. The Company's Declaration of Trust limits consolidated indebtedness to 50% of the Company's investment in hotel properties, at cost, after giving effect to the Company's use of proceeds from any indebtedness. For purposes of calculating the Company's consolidated indebtedness, any indebtedness incurred by the Partnership is included.

         Management and Control. All management and control over the business of the Partnership is vested in the General Partner, and no limited partner of the Partnership has any right to participate in or exercise management or control over the business of the Partnership. The partnership agreement does not provide for annual meetings of the limited partners. Upon the occurrence of an event of bankruptcy or the dissolution of the General Partner, the General Partner shall be deemed to be removed automatically; otherwise, generally the General Partner may not be removed by the limited partners with or without cause.

         The Board of Trustees has exclusive control over the Company's business and affairs subject to the restrictions in the Declaration of Trust and Bylaws. The policies adopted by the Board of Trustees generally may be altered or eliminated without a vote of the shareholders. Accordingly, except for their vote in the elections or removals of trustees, shareholders have no control over the ordinary business policies of the Company. The Board of Trustees cannot take action to disqualify the Company as a REIT or revoke the Company's election to qualify as a REIT, however, without the consent of the holders of two-thirds of the outstanding common shares. The Declaration of Trust provides that a Trustee may be removed with or without cause only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees.

         Fiduciary Duties. Under Virginia law, the General Partner of the Partnership is accountable to the Partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to partnership affairs. However, under the partnership agreement, the General Partner is under no obligation to take into account the tax consequences to any limited partner of any action taken by it, and the General Partner will have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by or benefits not derived by a limited partner as a result of an action or inaction of the General Partner so long as the General Partner acted in good faith.

         Under Maryland law, the Company's trustees must perform their duties in good faith, in a manner that they believe to be in the best interests of the Company and with the care an ordinarily prudent person would exercise under similar circumstances. Trustees of the Company who act in such a manner generally will not be liable to the Company for monetary damages arising from their activities.

         Management Limitation of Liability and Indemnification. The partnership agreement generally provides that the General Partner will incur no liability for monetary damages to the Partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents provided the General Partner appointed such agents in good faith. The General Partner may consult with legal counsel, accountants, consultants, real estate brokers and such other persons and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the General Partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The partnership agreement also provides for indemnification of the General Partner, the directors and officers of the General Partner, and such other persons as the General Partner may from time to time designate, against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Partnership in which such person may be involved, or is threatened to be involved, provided that the Partnership shall not indemnify any such person (i) for an act or omission of such person that was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) such person actually received an improper benefit in money, property or services or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful.

         Maryland law permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from
(a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The Declaration of Trust of the Company obligates the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee, or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from or against any claim or liability to which such person may become subject or which such person may incur by reason of such service. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity, (b) any individual who, while a shareholder, trustee or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity and (c) each shareholder or former shareholder for any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify any present or former shareholder, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         Maryland law applicable to REITs permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Maryland corporate law for directors and officers of Maryland corporations. Maryland corporate law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee, director of officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

         Anti-Takeover Provisions. Except in limited circumstances, the General Partner of the Partnership has exclusive management power over the business and affairs of the Partnership. The General Partner generally may not be removed by the limited partners with or without cause. Under the partnership agreement, the General Partner may, in its sole discretion, prevent a limited partner from transferring his interest or any rights as a limited partner except in certain limited, specified circumstances. The General Partner may exercise this right of approval to deter, delay or hamper attempts by persons to acquire a controlling interest in the Partnership.

         The "business combination" provisions and, if the applicable provision in the Bylaws is rescinded, the "control share acquisition" provisions of Maryland law (each of which is described below), the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in the control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interests.

         Business Combinations. Under Maryland corporate law, as applicable to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof becomes prohibited for five years after the most recent date on which the Interested Shareholder is an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees of the trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholders for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

         Control Share Acquisition. Maryland corporate law, as applicable to Maryland REITs, provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. Control shares do not include shares the acquiring person is entitled to vote as result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

         The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the Declaration of Trust or Bylaws of the trust.

         The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's common shares or preferred shares. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

         Voting Rights. Under the partnership agreement, the limited partners have voting rights only as to the dissolution of the Partnership and certain amendments of the partnership agreement. Otherwise, all decisions relating to the operation and management of the Partnership are made by the General Partner. The Company, through the General Partner, currently owns approximately 85% of the outstanding Units. As Units held by limited partners are redeemed, the Company's percentage ownership of the Units will increase. If additional Units are issued to third parties, the Company's percentage ownership of the Units will decrease.

         Shareholders of the Company have the right to vote on, among other things, elections of trustees, a merger or sale of substantially all of the assets of the Company, certain amendments to the Declaration of Trust, termination of the status of the Company as a REIT, and dissolution of the Company. All common shares have one vote per share, and the Declaration of Trust permits the Board of Trustees to classify and issue preferred shares in one or more series having voting power which may differ from that of the common shares. See "Description of Shares of Beneficial Interest."

         Amendment of the Partnership Agreement or the Declaration of Trust. The partnership agreement may be amended by the General Partner without the consent of the limited partners in any respect, except that the consent of limited partners holding more than 66 2/3% of the Units held by the limited partners is required for any amendment that would (i) affect, the rights of limited partners to redeem Units, (ii) adversely affect the rights of limited partners to receive distributions payable to them under the partnership agreement, (iii) alter the Partnership's profit and loss allocations, or (iv) impose any obligation upon the limited partners to make additional capital contributions to the Partnership.

         The Declaration of Trust may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter; provided that certain provisions of the Declaration of Trust regarding
(i) disqualification of the company as a REIT, (ii) Independent Trustees or the removal of Trustees, (iii) the restrictions on transfer of the common shares and the preferred shares, and (iv) the debt limitation described in "Comparison of Ownership of Units and Common Shares", may not be amended, altered, changed or repealed without the approval of two-thirds of all of the votes entitled to be cast on the matter. The Company's Bylaws may be amended or altered exclusively by the Board of Trustees or a committee thereof, except for provisions of the Bylaws relating to the sales of certain hotels and transactions involving the Company in which an advisor, Trustee or officer has an interest, which may be altered or repealed upon the vote of shareholders holding at least two-thirds of the shares of the Company entitled to vote generally in the election of Trustees.

         Vote Required to Dissolve the Partnership or the Company. At any time prior to December 31, 2050 (upon which date the Partnership shall terminate), the General Partner may elect to dissolve the Partnership in its sole discretion. Such dissolution shall also occur upon (i) the bankruptcy, dissolution or withdrawal of the General Partner (unless the limited partners elect to continue the Partnership and select a substitute general partner by unanimous consent), (ii) the passage of 90 days after the sale or other disposition of all or substantially all the assets of the Partnership or (iii) the redemption of all limited partnership interests in the Partnership (other than those held by the General Partner, if any).

         Pursuant to the Company's Declaration of Trust, the Board of Trustees must obtain approval of two-thirds of all of the votes entitled to be cast upon such proposal in order to dissolve the Company.

         Vote Required to Sell Assets or Merge. Under the partnership agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Partnership's assets or merger or consolidation of the Partnership requires only the consent of the General Partner. Pursuant to Maryland law applicable to REITs, a REIT generally cannot merge, unless approved by its Board of Trustees and the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be case on the matter) is set forth in the REIT's Declaration of Trust. The Company's Declaration of Trust does not provide for a lesser percentage in such situations. Under the Declaration of Trust, Board of Trustees approval and such two-thirds affirmative vote of the Company's shareholders is required for any proposed merger or consolidation of the Company or for the sale, lease, exchange or transfer of substantially all of the Company's assets. No approval of the shareholders is required for the sale of the Company's assets in the usual and regular course of business.

         Operations. In addition to the administrative and operating costs and expenses incurred by the Partnership, the Partnership will pay all administrative costs and expenses of the Company and the General Partner (collectively, the "Company Expenses") and the Company Expenses will be treated as expenses of the Partnership. The Company Expenses generally will include (i) all expenses relating to the formation and continuity of existence of the Company and the General Partner, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any period reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company and the General Partner with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of the Partnership. The Company Expenses, however, will not include any administrative and operating costs and expenses incurred by the Company that are attributable to hotel properties owned the Company directly or to partnership interests in any subsidiary partnership directly owned by the Company.

         Compensation, Fees and Distributions. The General Partner does not receive any compensation for its services as General Partner of the Partnership. As a partner in the Partnership, however, the General Partner has the same right to allocations and distributions as other partners of the Partnership. In addition, the Partnership will reimburse the General Partner and the Company for all expenses incurred relating to the ongoing operation of the Partnership and any offering of partnership interests in the Partnership or securities of the Company.

         Liability of Investors. Under the partnership agreement and applicable state law, the liability of the limited partners for the Partnership's debts and obligations is generally limited to the amount of their investment in the Partnership and limited partners generally are not liable for any debts, liabilities, contracts or obligations of the Partnership.

         Under Maryland law, the Company's shareholders are not personally liable for the debts or obligations of the Company.

         Nature of Investments. The Units constitute equity interests entitling each limited partner to his pro rata share of cash distributions made to the limited partners of the Partnership. The Partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

         The common shares constitute equity interests in the Company. The Company is entitled to receive its pro rata shares of distributions made by the Partnership with respect to the Units, and each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the common shares. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Trustees. In order to qualify as a REIT, the Company must distribute at least 95% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

         Potential Dilution of Rights. The General Partner of the Partnership is authorized, in its sole discretion and without the consent of the limited partners, to cause the Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms and conditions established by the General Partner.

         The Board of Trustees of the Company may issue, in its discretion, additional common shares and may have the authority to issue from the authorized capital stock a variety of other equity securities of the Company with such powers, preferences and rights as the Board of Trustees may designate at the time. The issuance of additional common shares or other equity securities may result in the dilution of the interests of the shareholders.

         Liquidity. Subject to certain exceptions, a limited partner may not transfer all or any portion of his Units without (i) obtaining the prior written consent of the General Partner, which consent may be withheld in the sole and absolute discretion of the General Partner, and (ii) meeting certain other requirements set forth in the partnership agreement. Notwithstanding the foregoing, subject to certain restrictions and more expansive rights in certain cases, a limited partner may transfer his Units to (a) an immediate family member (defined in the Partnership Agreement as an individual limited partner's spouse, children and grandchildren) of an individual limited partner or any trust in which the individual limited partner or his immediate family members own, collectively, 100% of the beneficial interests or (b) for a corporation or other business entity to any of such limited partner's affiliates, subsidiaries or any successor-in-interest of such limited partner, provided that, in either case, such transferee is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933. Limited partners should expect to hold their Units until they redeem them for cash or common shares, or until the Partnership terminates. The right of a transferee in a donative transfer to become a substituted limited partner also is subject to the consent of the General Partner, which consent may be withheld in its sole and absolute discretion. If the General Partner does not consent to the admission of a transferee in a donative transfer, the transferee will succeed to all economic rights and benefits attributable to such Units (including the right of redemption) but will not become a limited partner or possess any other rights of limited partners (including the right to vote on or consent to actions of the Partnership). The General Partner may require, as a condition of any transfer, that the transferring limited partner assume all costs incurred by the Partnership in connection with such transfer.

         The common shares are listed on the NYSE under the symbol "KPA." The breadth and strength of the secondary market for the common shares at any time depends on, among other things, upon the number of shares outstanding, the Company's financial results and prospects, the general interest in the Company's and other real estate investments, and the Company's dividend yield compared to that of other debt and equity securities.

         Federal Income Taxation. The Partnership is not subject to federal income taxes. Instead, each holder of an interest in the Partnership takes into account its allocable share of the Partnership's taxable income or loss in determining its federal income tax liability.

         Income and loss from the Partnership generally are subject to the "passive activity" limitations. Under the "passive activity" rules, income or loss from the Partnership that is considered "passive" income or loss generally can be offset against income or loss, including passive loss carry-forwards from prior years, from other investments that constitute "passive activities." However, if the Partnership is considered a "publicly traded partnership," then income and loss from the Partnership can only be offset against other income and loss from the Partnership. Income of the Partnership that is attributable to dividends or interest does not qualify as passive income and cannot be offset with losses and deductions from a "passive activity."

         Cash distributions from the Partnership are not taxable to a holder of Units except to the extent they exceed the holder's basis in its Units, which will include such holder's allocable share of the Partnership's debt. Each year, holders of Units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns. Holders of Units are required in some cases to file state income tax returns and/or pay state income taxes in the states where the Partnership owns property, even if they are not residents of those states, and in some such states the Partnership is required to remit a withholding tax with respect to distributions to such nonresidents.

         The Company has elected to be taxed as a REIT for federal income tax purposes effective for its taxable year ended December 31, 1994. So long as it qualifies as a REIT, the Company generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The Company, however, will be subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in particular circumstances.

The maximum federal income tax rate for corporations currently is 35% and for individuals is 39.6%.

         Dividends paid by the Company to its shareholders will be treated as "portfolio" income and cannot be offset with losses from "passive activities." Distributions made by the Company to its taxable domestic shareholders out of its current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to limitations. Distributions in excess of the Company's current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a shareholder's adjusted basis in its common shares, and the excess over a shareholder's adjusted basis will be taxed as capital gain. Each year, the Company's shareholders, other than some institutional investors, will receive IRS Form 1099, which is used by corporations to report dividends paid to their shareholders. Shareholders who are individuals generally should not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to the Company's operations and distributions. The Company may be required to pay state income and/or franchise taxes in some states.

                FEDERAL INCOME TAX CONSEQUENCES OF THE COMPANY'S
                                STATUS AS A REIT

         This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, except to the extent discussed in "--Taxation of Tax-Exempt Shareholders" below, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations, except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below.

         The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

--------------------------------------------------------------------------------
         We urge you to consult your own tax advisor regarding the specific tax consequences to you of owning the common shares and of the Company's election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.
--------------------------------------------------------------------------------

TAXATION OF THE COMPANY

         The Company elected to be taxed as a REIT under the federal income tax laws commencing with its short taxable year ended December 31, 1994. We believe that the Company has operated in a manner intended to qualify as a REIT since its election to be a REIT and the Company intends to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         The Company's qualification as a REIT depends on its ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that the Company earns from specified sources, the percentage of its assets that fall within specified categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of the Company and its shareholders if it fails to qualify as a REIT, see "--Failure to Qualify."

         If the Company qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that the Company avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, the Company will be subject to federal tax in the following circumstances:

- The Company will pay federal income tax on taxable income, including net capital gain, that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

- The Company may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders.

- The Company will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (2) other nonqualifying income from foreclosure property.

- The Company will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.

- If the Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continues to qualify as a REIT because it meets other requirements, it will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect its profitability.

- If the Company fails to distribute during a calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed.

- The Company may elect to retain and pay income tax on its net long-term capital gain.

- If the Company acquires any asset from a C corporation, or a corporation generally subject to full corporate-level tax, in a merger or other transaction in which the Company acquires a basis in the asset that is determined by reference to the C corporation's basis in the asset, or another asset, the Company will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which the Company will pay tax is the lesser of (1) the amount of gain that it recognizes at the time of the sale or disposition and (2) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that the Company makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

REQUIREMENTS FOR QUALIFICATION

         A REIT is a corporation, trust, or association that meets the following requirements:

         1. it is managed by one or more trustees or directors;

         2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

         3. it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

         4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

         5. at least 100 persons are beneficial owners of its shares or ownership certificates;

         6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified entities, during the last half of any taxable year;

         7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

         8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

         9. it meets other qualification tests, described below, regarding the nature of its income and assets.

         The Company must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If the Company complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement 6, it will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding the Company's shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

         The Company believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, the Company's Declaration of Trust restricts the ownership and transfer of its outstanding shares of beneficial interest so that it should continue to satisfy requirements 5 and 6. The provisions of the Declaration of Trust restricting the ownership and transfer of the common shares are described in "Restrictions on Ownership of Shares of Beneficial Interest."

         The Company currently has a significant number of wholly-owned corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. The Company's current corporate subsidiaries are "qualified REIT subsidiaries." Thus, in applying the requirements described herein, those subsidiaries and any other "qualified REIT subsidiary" that the Company acquires or forms will be ignored, and all assets, liabilities, and items of income, deduction, and credit of each such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the Company.

         In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Partnership, its subsidiary partnerships, and any other partnership in which the Company acquires an interest are treated as assets and gross income of the Company for purposes of applying the various REIT qualification requirements.

         INCOME TESTS

         The Company must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test includes:

          -    rents from real property;

          - interest on debt secured by mortgages on real property or on interests in real property; and

          - dividends or other distributions on and gain from the sale of shares in other REITs.

         Second, in general, at least 95% of the Company's gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income from the sale of property that the Company holds primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of these tests to the Company.

         Rents. Pursuant to percentage leases, the Lessees lease from the Partnership and the subsidiary partnerships (together, the "Innkeepers Partnerships") the land, buildings, improvements, furnishings and equipment comprising the hotels for up to a 13-year period. The percentage leases provide that the Lessees are obligated to pay (1) the greater of a base rent or percentage rent and (2) other additional charges. The percentage rent is calculated by multiplying fixed percentages by the gross room revenues above and below established thresholds for each of the hotels. The base rent accrues and is required to be paid monthly. Percentage rent is due monthly or quarterly.

         In order for the base rent, the percentage rent, and the additional charges to constitute "rents from real property," the percentage leases must be respected as "true leases" for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

         -     the intent of the parties;
         -     the form of the agreement;
         - the degree of control over the property that is retained by the property owner, such as whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement; and
         - the extent to which the property owner retains the risk of loss with respect to the property, such as whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property.

         In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

         -     the service recipient is in physical possession of the property;
         -     the service recipient controls the property;
         - the service recipient has a significant economic or possessory interest in the property - such as whether the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property - the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property;
         - the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;
         - the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and
         - the total contract price does not substantially exceed the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

         The Company believes that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

         - the Innkeepers Partnerships and the Lessees intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;
         - the Lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;
         - the Lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements and the cost of certain capital improvements, and dictate how the hotels are operated, maintained, and improved;
         - the Lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real and personal property taxes, property and casualty insurance premiums (other than with respect to the Summerfield Hotels, where the Summerfield Lessee is responsible for such premiums), the cost of replacement or refurbishment of furniture, fixtures and equipment, and certain capital expenditures;
         - the Lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;
         - in the event of damage to or destruction of a hotel, generally the applicable Lessee is at economic risk because it is obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds, or (B) to purchase the hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds;
         - each Lessee has indemnified the applicable Innkeepers Partnership against all liabilities imposed on the Innkeepers Partnerships during the term of the percentage leases by reason of (A) injury to persons or damage to property occurring at the hotels, (B) its use, management, maintenance, or repair of the hotels, (C) any environmental liability caused by acts or grossly negligent failures to act of the Lessee, (D) taxes and assessments in respect of the hotels that are the obligation of the Lessee, or
              (E) any breach of the percentage leases or of any sublease of a hotel by the Lessee;
         - the Lessees are obligated to pay substantial fixed rent for the period of use of the hotels;
         -    the Lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;
         -    the Innkeepers Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to the Lessees; and
         - the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

         If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Innkeepers Partnerships receive from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

         In order for the base rent, the percentage rent, and the additional charges to constitute "rents from real property," the following conditions must be met:

         - First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

         - Second, neither the Company nor a direct or indirect owner of 10% or more of its shares of beneficial interest may own, actually or constructively, 10% or more of a tenant from whom the Company receives rent.

         - Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

         - Finally, the Company generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom the Company does not derive revenue. However, the Company need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, the Company may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

         As stated above, the percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

         -  are fixed at the time the percentage leases are entered into;
         - are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and
         -  conform with normal business practice.

More generally, the percentage rent will not qualify as "rents from real property" if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Because the percentage rent is based on fixed percentages of the gross room revenues from the hotels that are established in the percentage leases, and the Company has represented that the percentages (1) will not be renegotiated during the term of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

         Second, the Company must not own, actually or constructively, 10% or more of any lessee (a "related party tenant"). The constructive ownership rules of the federal income tax laws generally provide that, if 10% or more in value of the Company's shares of beneficial interest is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Company does not own directly any stock in any Lessee. The Company's Declaration of Trust prohibits any shareholder from transferring common and preferred shares if the transfer would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of its real property. Thus, the Company should never own, actually or constructively, 10% or more of any lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not lease any property to a "related party tenant." However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of the shares of beneficial interest, the Company cannot guarantee that such transfers or other events of which it has no knowledge will not cause it to own constructively own 10% or more of a lessee at some future date.

         Third, the Company's rent attributable to personal property leased in connection with a hotel must not exceed 15% of the rent received under the lease. The rent attributable to the personal property in a hotel is the amount that bears the same ratio to total rent for the taxable year as:

         - the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to
         - the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "adjusted basis ratio").

With respect to certain of the Company's hotels, the adjusted basis ratio has exceeded 15% for certain taxable years. As a consequence, the portion of the rent received with respect to those hotels in those taxable years that is attributable to personal property did not and does not qualify as rents from real property. The amount of disqualified income from those hotels, however, did not and will not prevent the Company from qualifying as a REIT or subject it to any federal income taxation. With respect to the Company's other hotels, if the adjusted basis ratio for any hotel exceeds 15% and the income attributable to excess personal property would prevent the Company from qualifying as a REIT or would subject it to any federal income taxation, a portion of the personal property at that hotel will be acquired or leased (other than from the Company or an Innkeepers Partnership) by the Lessee and the lease payments under the percentage lease will be adjusted appropriately. Further, the Company anticipates that any additional personal property that it acquires will not cause it to lose its REIT status or subject it to any federal income taxation. There can be no assurance, however, that the Internal Revenue Service will not assert that the personal property that the Company acquires has a value in excess of its appraised value, or that a court will not uphold such assertion.

         Finally, neither the Company nor the Innkeepers Partnerships can furnish or render noncustomary services to the tenants of the hotels, or manage or operate the hotels, other than through an independent contractor who is adequately compensated and from whom they do not derive or receive any income. However, the Company may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. Provided that the percentage leases are respected as true leases, the Company should satisfy that requirement because neither the Company nor any Innkeepers Partnership performs, nor will it perform, any services other than customary ones for the Lessees. Furthermore, the Company has represented that, with respect to each other hotel property that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the percentage leases are recharacterized as service contracts or partnership agreements, the rent likely would be disqualified as "rents from real property" because the Innkeepers Partnerships would be considered to furnish or render services to the occupants of the hotels and to manage or operate the hotels other than through an independent contractor.

         Additional Charges. In addition to the rent, the Lessees are required to pay the additional charges to the Innkeepers Partnerships. To the extent that the additional charges represent either (1) reimbursements of amounts that the Lessees are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, the additional charges should qualify as "rents from real property." To the extent, however, that the additional charges represent interest accrued on the late payment of the rent or the additional charges, the additional charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

         Interest. The term "interest" generally does not include any amount received or accrued if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Foreclosure Property. The Company will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the Company holds primarily for sale to customers in the ordinary course of a trade or business. The Company believes that none of its assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. The Company cannot assure investors, however, that it can comply with such safe-harbor provisions or that it will avoid owning property that may be characterized as property that is held "primarily for sale to customers in the ordinary course of a trade or business."

         Hedging Activities. In the future, the Company and/or an Innkeepers Partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Those hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that the Company or an Innkeepers Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that the Company or an Innkeepers Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

         Failure to Satisfy Income Tests. The Company's investment, through the Innkeepers Partnerships, in the hotels in major part gives rise to income that is qualifying income for purposes of both gross income tests. The Company believes that, other than the late charges attributable to rent, which are treated as interest that qualifies for the 95% gross income test but not the 75% gross income test, those revenues qualify as rents from real property for purposes of both gross income tests. Gains on sales of the hotels or a sale of the Company's interest in the Partnership generally will be qualifying income for purposes of both gross income tests. The Company anticipates that income on its other investments will not result in its failing either gross income test for any year.

         If, however, the Company fails to satisfy one or both of the gross income tests for any taxable year, the Company nevertheless may qualify as a REIT for such year if it qualifies for relief under the federal income tax laws. Those relief provisions generally will be available if:

         - its failure to meet such tests is due to reasonable cause and not due to willful neglect;

         - it attaches a schedule of the sources of its income to its tax return; and

         - any incorrect information on the schedule was not due to fraud with intent to evade tax.

         The Company cannot predict, however, whether in all circumstances it would qualify for the relief provisions. In addition, as discussed above in "--Taxation of the Company," even if the relief provisions apply, the Company would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

         ASSET TESTS

         To maintain its qualification as a REIT, the Company also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets must consist of:

         -  cash or cash items, including receivables;

         -  government securities;

         - interests in real property, including leaseholds and options to acquire real property and leaseholds;

         -  interests in mortgages on real property;

         -  stock in other REITs; and

         - investments in stock or debt instruments during the one-year period following the receipt of new capital that the Company raises through equity offerings or offerings of debt with at least a five-year term.

The second asset test has two components:

         - First, of the Company's investments not included in the 75% asset class, the value of its interest in any one issuer's securities may not exceed 5% of the value of its total assets; and

         - Second, the Company may not own more than 10% of any one issuer's outstanding voting securities.

For purposes of both components of the second asset test, the term "securities" does not include the Company's stock in any qualified REIT subsidiary or its interest in any Innkeepers Partnership.

         If the Company should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (1) it satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If the Company did not satisfy the condition described in clause (2) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

         The U.S. House and Senate recently passed legislation (the "Extender Bill") that would allow the Company to own up to 100% of the stock of taxable REIT subsidiaries ("TRSs"), which could perform activities unrelated to the Company's tenants, such as third-party management, development, and other independent business activities, as well as provide services to the Company's tenants. The Company and a subsidiary would elect for the subsidiary to be treated as a TRS. The Extender Bill also would prevent the Company from owning more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Current law only prevents the Company from owning more than 10% of the voting stock of a taxable subsidiary. Overall, no more than 20% of the Company's assets could consist of securities of TRSs under the Extender Bill. President Clinton is expected to sign the Extender Bill, in which case the TRS provisions of the Extender Bill would apply for taxable years beginning after December 31, 2000. There can be no assurance that the Extender Bill will be enacted into law.

         DISTRIBUTION REQUIREMENTS

         Each taxable year, the Company must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its shareholders in an aggregate amount at least equal to:

         - the sum of (1) 95% of its "REIT taxable income," computed without regard to the dividends paid deduction and its net capital gain or loss, and (2) 95% of its after-tax net income, if any, from foreclosure property; minus

         -    the sum of specified items of noncash income.

The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration. Under the Extender Bill, the 95% distribution requirement discussed above would be reduced to 90%. If enacted, that provision of the Extender Bill would apply for taxable years beginning after December 31, 2000. Again, there can be no assurance that the Extender Bill will be enacted into law.

         The Company will pay federal income tax on taxable income, including net capital gain, that it does not distribute to its shareholders. Furthermore, if (a) the Company fails to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

         -    85% of its REIT ordinary income for such year;

         -    95% of its REIT capital gain income for such year; and

         -    any undistributed taxable income from prior periods,

then (b) the Company will incur a 4% nondeductible excise tax on the excess of such required distribution over the amount it actually distributed.

         The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If the Company so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, the Company may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under some of the percentage leases, the percentage rent is not due until 30 days after the end of the calendar quarter. In that case, the applicable Innkeepers Partnership still would be required to recognize as income the excess of the percentage rent over the base rent paid by the Lessee in the calendar quarter to which such excess relates. In addition, the Company may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the 4% excise tax. In such a situation, the Company may need to borrow funds or issue additional shares of beneficial interest.

         The Company may be able to correct a failure to meet the 95% distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction it takes for deficiency dividends.

         RECORDKEEPING REQUIREMENTS

         The Company must maintain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding shares of beneficial interest. The Company has complied, and intends to continue to comply, with such requirements.

FAILURE TO QUALIFY

         If the Company fails to qualify as a REIT in any taxable year, and no relief provision applies, it would be subject to federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it fails to qualify as a REIT, the Company would not be able to deduct amounts paid out to shareholders. In fact, it would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to limitations, corporate shareholders might be eligible for the dividends received deduction. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. The Company cannot predict whether in all circumstances it would qualify for such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

         As long as the Company qualifies as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of the Company's current or accumulated earnings and profits that the Company does not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of shares of beneficial interest that for U.S. federal income tax purposes is:

         -    a citizen or resident of the United States;

         - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof;

         - an estate whose income from sources outside the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

         - any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         A U.S. shareholder generally will recognize distributions that the Company designates as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its common shares. The Company generally will designate capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of the Company's undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax the Company paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of the Company's undistributed long-term capital gain, minus its share of the tax the Company paid.

         A U.S. shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder's common shares. Instead, such distribution will reduce the adjusted basis of such common shares. A U.S. shareholder will recognize a distribution in excess of both the Company's current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in its common shares as long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if the Company declares a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by the Company and received by the U.S. shareholder on December 31 of such year, provided that the Company actually pays the distribution during January of the following calendar year.

         Shareholders may not include in their individual income tax returns any of the Company's net operating losses or capital losses. Instead, the Company generally would carry over such losses for potential offset against its future income. Taxable distributions from the Company and gain from the disposition of the common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from some types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from the Company and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

         TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

         In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from the Company that the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

         CAPITAL GAINS AND LOSSES

         A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to noncorporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that it is deemed to distribute, the Company generally may designate whether such a distribution is taxable to its noncorporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A noncorporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A noncorporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

         INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

         The Company will report to its shareholders and to the Internal Revenue Service the amount of distributions it pays during each calendar year and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder (1) is a corporation or comes within another exempt category and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to non-U.S. shareholders. Those regulations alter the procedural aspects of backup withholding compliance and are effective for distributions made after December 31, 2000.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to tax on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that the Company distributes to tax-exempt shareholders generally should not constitute unrelated business taxable income.

         If, however, a tax-exempt shareholder were to finance its acquisition of the common shares with debt, a portion of the income that it receives from the Company would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from the Company as unrelated business taxable income. Finally, a qualified employee pension or profit sharing trust that owns more than 10% of the Company's shares of beneficial interest may be required to treat a percentage of the dividends that it receives from the Company as unrelated business taxable income. Such percentage is equal to the gross income that the Company derives from an unrelated trade or business, determined as if it were a pension trust, divided by its total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of the Company's shares of beneficial interest only if:

         - the percentage of the Company's dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

         - the Company qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of its shares be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding its shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

         - either (1) one pension trust owns more than 25% of the value of the Company's shares of beneficial interest or (2) a group of pension trusts individually holding more than 10% of the value of its shares of beneficial interest collectively owns more than 50% of the value of its shares of beneficial interest.

TAXATION OF NON-U.S. SHAREHOLDERS

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "non-U.S. shareholders") are complex. This section is only a summary of such rules. WE URGE NON-U.S. SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

         A non-U.S. shareholder that receives a distribution that is not attributable to gain from the Company's sale or exchange of U.S. real property interests, as defined below, and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. The non-U.S. shareholder also may be subject to the 30% branch profits tax if it is a non-U.S. corporation. The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

         - a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with the Company; or

         - the non-U.S. shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income.

         The Treasury Department has issued final regulations that modify the manner in which the Company will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 2000.

         A non-U.S. shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the shareholder's common shares. Instead, the distribution will reduce the adjusted basis of the shareholder's common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both the Company's current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because the Company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that the Company withholds if it is later determined that a distribution in fact exceeded the Company's current and accumulated earnings and profits.

         The Company must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which the Company qualifies as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws ("FIRPTA"). The term "U.S. real property interests" includes interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on a distribution attributable to gain from sales of U.S. real property interests at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. The Company must withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount withheld.

         A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of the Company's outstanding shares of beneficial interest. The Company cannot assure you that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are "regularly traded" on an established securities market. If the gain on the sale of the common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

         - the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

         - the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

OTHER TAX CONSEQUENCES

         STATE AND LOCAL TAXES

         The Company, the Innkeepers Partnerships, and you may be subject to state and local tax in various states and localities, including those states and localities in which the Company or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon the ownership of the common shares.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE INNKEEPERS PARTNERSHIPS

         The following discussion summarizes the federal income tax considerations applicable to the Company's direct or indirect investments in the Innkeepers Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

         CLASSIFICATION AS A PARTNERSHIP

         The Company is entitled to include in its income its distributive share of an Innkeepers Partnership's income and to deduct its distributive share of a hotel partnership's losses only if the partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

         - is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

         -    is not a "publicly traded" partnership.

         Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnership (and certain other Innkeepers Partnerships), will be respected for all periods prior to January 1, 1997 if:

         -    the entity had a reasonable basis for its claimed classification;

         - the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

         - neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

         Each Innkeepers Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, each Innkeepers Partnership intends to continue to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

         Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if:

         - all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended; and

         - the partnership does not have more than 100 partners at any time during the partnership's taxable year.

In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if:

         - substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership; and

         - a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

Each Innkeepers Partnership qualifies for the private placement exclusion.

         If an Innkeepers Partnership is considered a publicly traded partnership because it is deemed to have more than 100 partners, it should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason an Innkeepers Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Consequences of the Company's Status as a REIT -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Innkeepers Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See "Federal Income Tax Consequences of the Company's Status as a REIT -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Innkeepers Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Innkeepers Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Innkeepers Partnership's taxable income.

         INCOME TAXATION OF THE INNKEEPERS PARTNERSHIPS AND THEIR PARTNERS

         Partners, Not Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of each Innkeepers Partnership's income, gains, losses, deductions, and credits for any taxable year of such Innkeepers Partnership ending within or with its taxable year, without regard to whether the Company has received or will receive any distribution from the partnership.

         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Innkeepers Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

         Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since the Company's initial public offering. The partnership agreement governing the Partnership requires such allocations to be made in a manner consistent with the federal income tax laws governing partnership allocations.

         Under the partnership agreement for the Partnership, depreciation or amortization deductions of the Partnership generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in the Company receiving a disproportionate share of such deductions. In addition, gain on the sale of a contributed hotel will be specially allocated to the contributing partners to the extent of any "built-in" gain with respect to such hotel for federal income tax purposes.

         Basis in Partnership Interest. The Company's adjusted tax basis in the Partnership (through its wholly-owned subsidiary) generally is equal to the following:

         - the amount of cash and the basis of any other property the Company has contributed to the Partnership;

         -  increased by (1) its allocable share of the Partnership's income and
            (2) its allocable share of the Partnership's indebtedness; and

         - reduced, but not below zero, by (1) its allocable share of the Partnership's loss and (2) the amount of cash distributed to the Company, including constructive distributions resulting from a reduction in its share of the Partnership's indebtedness.

If the allocation of the Company's distributive share of the Partnership's loss would reduce its adjusted tax basis in its partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce its adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership, which is considered a constructive cash distribution, would reduce its adjusted tax basis below zero, such distributions would constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's partnership interest in the Partnership has been held for longer than one year, the distributions and constructive distributions will constitute long-term capital gain.

         Depreciation Deductions Available to the Innkeepers Partnerships. To the extent that an Innkeepers Partnership has acquired a hotel for cash, its initial basis in such hotel for federal income tax purposes generally was equal to the purchase price paid by the Innkeepers Partnership. The Innkeepers Partnerships depreciate such depreciable hotel property under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Innkeepers Partnerships use MACRS for furnishings and equipment. Under MACRS, the Innkeepers Partnerships generally depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Innkeepers Partnerships place more than 40% of their furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Innkeepers Partnerships use ADS for buildings and improvements. Under ADS, the Innkeepers Partnerships generally depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention.

         To the extent that the Partnership has acquired hotels in exchange for Units, its initial basis in each hotel for federal income tax purposes should be the same as the transferor's basis in that hotel on the date of acquisition. Although the law is not entirely clear, the Partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions.

         SALE OF AN INNKEEPERS PARTNERSHIP'S PROPERTY

         Generally, any gain realized by an Innkeepers Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized on the disposition of contributed properties will be allocated first to the partners of an Innkeepers Partnership to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by an Innkeepers Partnership on the disposition of the contributed properties, and any gain recognized by an Innkeepers Partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.

         The Company's share of any gain realized by an Innkeepers Partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax Consequences of the Company's Status as a REIT -- Requirements for Qualification -- Income Tests." The Company, however, does not presently intend to allow any Innkeepers Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or any Innkeepers Partnership's trade or business.

                               SELLING SHAREHOLDER

         The "Selling Shareholder" named below may receive common shares upon redemption of Units and, as a trustee of the Company, is an affiliate of the Company. Persons who receive common shares upon redemption of Units and who are not now or at the time of redemption affiliates of the Company are not considered "Selling Shareholders" because resale by them of any common shares received upon redemption of Units will not be restricted under the Securities Act of 1933. Because the Selling Shareholder may redeem all, some or none of his Units, and may receive, at the Company's option, cash rather than common shares upon such redemptions, no estimate can be made of the aggregate number of common shares which may be offered and sold by the Selling Shareholder pursuant to this prospectus. The Selling Shareholder may transfer his Units to a transferee prior to tendering the Units for redemption. In the table below, the Selling Shareholder is assumed to have redeemed 157,513 of his Units and received common shares therefor, and to be selling all such common shares pursuant to this prospectus. The table sets forth as of September 30, 1999, and as adjusted to reflect the sale of all 157,513 common shares, certain information regarding the Selling Shareholder's beneficial ownership of common shares.

                                    Prior to Offering                  After Offering
                         ----------------------------------------      ---------------
                                                Common Shares
Selling Shareholder      Shares Owned(1)     Registered Hereunder      Shares Owned(2)
-------------------      ---------------     --------------------      ---------------
Rolf E. Ruhfus               746,546               157,513                 589,033

-----------------------------
(1) Includes 729,874 shares issuable upon redemption of Units, 7,500 Series A Preferred Shares, 5,172 common shares which are subject to vesting requirements and 4,000 common shares issuable upon the exercise of vested options granted under the Company's Trustees Share Incentive Plan.
(3) Assuming all 157,513 common shares offered hereunder are sold. Reflects the common shares and Units described in footnote (1) above, less the 157,513 common shares offered hereunder. The Selling Shareholder's holdings will represent approximately 1.7% of all outstanding common shares of the Company (based on common shares outstanding at September 30, 1999, assuming no other unitholder redeems Units and receives common shares therefor, no exercise of outstanding options and no conversion of outstanding convertible preferred shares).

                              PLAN OF DISTRIBUTION

         This prospectus relates to (i) the possible issuance by the Company from time to time of common shares if, and to the extent that, certain holders of Units tender such Units for redemption and the Company elects to redeem the Units for common shares and (ii) the offer and sale from time to time of common shares by a Unit holder that is a trustee of the Company if, and to the extent that, (A) he tenders Units for redemption and the Company elects to redeem the Units for common shares and (B) he thereafter seeks to sell such common shares. The Company is registering the common shares to which this prospectus relates to provide the holders thereof with freely tradeable securities, but registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the holders thereof.

         The Company will not receive any cash proceeds from the issuance, offer or sale of common shares to which this prospectus relates, although the Company, if it so elects, will acquire up to 60,794 Units tendered for redemption by limited partners in exchange for the issuance of up to 60,794 of the common shares offered hereby.

         Common shares may be offered and sold under this prospectus from time to time to purchasers directly by the Selling Shareholder or his pledgees, donees, transferees or successors in interest. Alternatively, the Selling Shareholder or his pledgees, donees, transferees or other successors in interest may from time to time offer and sell common shares under this prospectus through brokers, dealers or agents. These offers and sales may be made from time to time in one or more transactions (which may involve crosses or block trade transactions, with a broker or dealer acting as principal, agent, or both) (i) on any exchange or in the over-the-counter market, (ii) other than in the over-the-counter market, including privately negotiated transactions, or (iii) in settlement of short sales of the common shares, puts, calls and other transactions in securities of the Company or derivatives thereof (whether listed on an exchange or not). The price(s) at which such common shares are offered or sold may be stipulated by the Selling Shareholder, negotiated by the parties or at the then-prevailing market price(s). Any brokers, dealers or agents involved in such transactions may receive compensation in the form of commissions from the Selling Shareholder or his transferees and/or the purchasers of common shares for whom they may act as agent. The Selling Shareholder or his transferees and any brokers, dealers or agents that participate in the distribution of common shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of common shares by them and any commissions received by any such brokers, dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

         At a time a particular offer of common shares is made under this prospectus by the Selling Shareholder or his pledgees, donees or transferees, a prospectus supplement, if required, may be distributed which will set forth the name of any transferees of the Units or common shares, any broker-dealers or agents and any commissions and other terms constituting compensation from the Selling Shareholder and any other required information. Common shares may be sold under this prospectus from time to time at varying prices determined at the time of sale or at negotiated prices.

         In certain states common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, common shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

                                     EXPERTS

         The consolidated financial statements and related financial statement schedule of Innkeepers USA Trust, as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 and the combined financial statements of the IH Lessee as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of the common shares offered pursuant to this prospectus will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC=s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" into this prospectus certain information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

         -  Annual Report on Form 10-K for the year ended December 31, 1998;

         - Quarterly Reports on Form 10-Q for the three months ended March 31, 1999, the six months ended June 30, 1999 and the nine months ended September 30, 1999; and

         - The descriptions of the common shares and Series A Preferred Shares contained in our Registration Statements on Form 8-A, filed with the SEC on September 19, 1996 and September 4, 1998.

         You may request a copy of these filings, at no cost, by writing or telephoning:
                              Innkeepers USA Trust
                             306 Royal Poinciana Way
                            Palm Beach, Florida 33480
                          Attention: Investor Relations
                            Telephone: (561) 835-1800

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

================================================================================

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                              ---------------------

                                TABLE OF CONTENTS

                              ---------------------

                                                                       PAGE
                                                                       ----
SECURITIES AND EXCHANGE COMMISSION.......................................1
A WARNING ABOUT FORWARD-LOOKING STATEMENTS...............................2
INNKEEPERS USA TRUST.....................................................2
SECURITIES TO BE OFFERED.................................................3
DESCRIPTION OF CAPITAL SHARES............................................3
RESTRICTIONS ON OWNERSHIP AND TRANSFER...................................4
REDEMPTION OF UNITS......................................................4
FEDERAL INCOME TAX CONSEQUENCES OF THE COMPANY'S STATUS AS A REIT.......18
SELLING SHAREHOLDER.....................................................41
PLAN OF DISTRIBUTION....................................................42
EXPERTS.................................................................43
LEGAL MATTERS...........................................................43
WHERE YOU CAN FIND MORE INFORMATION.....................................43


                                ----------------





================================================================================






================================================================================

                              INNKEEPERS USA TRUST



                                 218,307 SHARES




                                  COMMON SHARES








                               -----------------

                                   PROSPECTUS

                               -----------------




                                ___________, 1999





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the offering are as follows:

         Securities and Exchange Commission registration fee     $   478
         Accounting fees and expenses                             10,000
         Blue Sky fees and expenses                                1,000
         Legal fees and expenses                                  10,000
         Printing                                                  5,000
         Miscellaneous                                             5,000
                                                                 -------
                  TOTAL                                          $31,478

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Maryland law applicable to REITs permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         Maryland law applicable to REITs permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by Maryland law for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16. EXHIBITS.

  3.1     -  Amended and Restated Declaration of Trust of the Registrant
             (previously filed as Exhibit 3.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

  3.1(a)  -  Amendment of Declaration of Trust of the Registrant (previously filed as Exhibit 3.1 to Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

  3.1(b)  -  Articles Supplementary to the Declaration of Trust of the
             Registrant (previously filed as Exhibit 3.1(b) to the Company's Registration Statement on Form S-3 (Registration No. 333-58811) and incorporated by reference herein)

  3.2     -  Bylaws of the Registrant (previously filed as Exhibit 3.2 to the
             Company's Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

  4.1     -  Form of Common Share Certificate (previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

  5.1*    -  Opinion of Hunton & Williams

  8.1*    -  Opinion of Hunton & Williams with respect to certain tax matters.

  10.1    -  Second Amended and Restated Agreement of Limited Partnership of
             Innkeepers USA Limited Partnership (previously filed as Exhibit 4.2 to Registration Statement on Form S-3 (Registration No. 333-12809) and incorporated by reference herein)

  23.1*   -  Consent of PricewaterhouseCoopers LLP

  23.2*   -  Consent of Hunton & Williams (included in Exhibit 5.1)

  24.1*   -  Power of Attorney (located on the signature page of this
             Registration Statement)

-------------
*Filed herewith

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Palm Beach, State of Florida, on the 22nd day of December, 1999.


                                         INNKEEPERS USA TRUST,
                                         a Maryland real estate investment trust
                                         (Registrant)



                                         By: /s/ Jeffrey H. Fisher
                                             -----------------------------------
                                             Jeffrey H. Fisher
                                             Chairman of the Board, President
                                             and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Jeffrey H. Fisher and Mark A. Murphy, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to cause the same to be filed with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 22nd day of December, 1999 by the following persons in the capacities indicated.


SIGNATURE                          TITLE
---------                          -----



 /s/ Jeffrey H. Fisher             Chairman of the Board, President and
------------------------------     Chief Executive Officer
      Jeffrey H. Fisher            (Principal Executive Officer)


 /s/ Bruce Zenkel                  Trustee
------------------------------
      Bruce Zenkel



 /s/ Miles Berger                  Trustee
------------------------------
      Miles Berger



 /s/ C. Gerald Goldsmith           Trustee
------------------------------
      C. Gerald Goldsmith



 /s/ Rolf E. Ruhfus                Trustee
------------------------------
      Rolf E. Ruhfus



 /s/ Jack P. DeBoer                Trustee
------------------------------
      Jack P. DeBoer



 /s/ Thomas J. Crocker             Trustee
------------------------------
      Thomas J. Crocker



 /s/ David Bulger                  Chief Financial Officer and Treasurer
------------------------------     (Principal Financial Officer)
      David Bulger



 /s/ Gregory M. Fay                Vice President of Accounting
------------------------------     (Principal Accounting Officer)
      Gregory  M. Fay

EXHIBITS

  3.1     -  Amended and Restated Declaration of Trust of the Registrant
             (previously filed as Exhibit 3.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

  3.1(a)  -  Amendment of Declaration of Trust of the Registrant (previously filed as Exhibit 3.1 to Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

  3.1(b)  -  Articles Supplementary to the Declaration of Trust of the
             Registrant (previously filed as Exhibit 3.1(b) to the Company's Registration Statement on Form S-3 (Registration No. 333-58811) and incorporated by referecne herein).

  3.2     -  Bylaws of the Registrant (previously filed as Exhibit 3.2 to the
             Company's Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

  4.1     -  Form of Common Share Certificate (previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-81362) and incorporated by reference herein)

  5.1*    -  Opinion of Hunton & Williams

  8.1*    -  Opinion of Hunton & Williams with respect to certain tax matters.

  10.1    -  Second Amended and Restated Agreement of Limited Partnership of
             Innkeepers USA Limited Partnership (previously filed as Exhibit 4.2 to Registration Statement on Form S-3 (Registration No. 333-12809) and incorporated by reference herein)

  23.1*   -  Consent of PricewaterhouseCoopers LLP

  23.2*   -  Consent of Hunton & Williams (included in Exhibit 5.1)

  24.1*   -  Power of Attorney (located on the signature page of this
             Registration Statement)

-------------
*Filed herewith